Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CARA THERAPEUTICS, INC.

Cara Therapeutics, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of this corporation is Cara Therapeutics, Inc., and the date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was July 2, 2004, under the original name Cara Therapeutics, Inc.

SECOND: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Certificate of Incorporation (the “Certificate of Incorporation”) to provide that Section A of Article IV of the Certificate of Incorporation is amended and restated to read in its entirety as follows:

“A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is one hundred fifty-five million (155,000,000) shares. One hundred fifty million (150,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

THIRD: The foregoing amendment to the Certificate of Incorporation was duly approved by the Board.

FOURTH: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This amendment to the Certificate of Incorporation shall be effective on and as of the effective time of 4:02 p.m., Eastern Time, on April 15, 2025.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Cara Therapeutics, Inc. has caused this Certificate of Amendment to be executed by its Chief Executive Officer as of April 15, 2025.

By:	/s/ Christopher Posner
Name:	Christopher Posner
Title:	Chief Executive Officer